The Bancorp, Inc. Reports Fourth Quarter and Fiscal 2006 Earnings

Wilmington, De – January 30, 2007 - The Bancorp, Inc. ("Bancorp") (Nasdaq NM: TBBK)

Fourth Quarter and Fiscal 2006 Financial highlights:

  Total loans increased 56.2% to $1.064 billion at December 31, 2006 from $681.6 million at December 31, 2005
  Efficiency ratio improved to 50.11% for the three months ended December 31, 2006 from 56.48% for the three months ended December 31, 2005

Bancorp, a bank holding company, reported net income available to common shareholders for the three months ended December 31, 2006 of $3.1 million (after tax expense of $2.5 million), or $0.22 diluted earnings per share, based on diluted shares of 14,398,485, compared to net income available to common shareholders of $2.6 million (after tax expense of $1.4 million), or $0.19 diluted earnings per share, based on diluted shares of 14,072,525, for the three months ended December 31, 2005. Bancorp reported net income available to common shareholders for the year ended December 31, 2006 of $12.3 million (after tax expense of $8.3 million), or $0.86 diluted earnings per share, based on diluted shares of 14,310,050, compared to net income available to common shareholders of $6.3 million (after tax expense of $4.2 million), or $0.48 diluted earnings per share, based on diluted shares of 13,199,925, for the year ended December 31, 2005.

At December 31, 2006, Bancorp's total assets were $1.3 billion, an increase of $416.5 million or 45.4% from December 31, 2005. Loans grew to $1.064 billion, an increase of $383.2 million or 56.2% from those of December 31, 2005, and deposits grew to $1.07 billion, an increase of $336.7 million or 46.0%, from deposits at December 31, 2005. Total common shares outstanding were 13,724,023 at December 31, 2006 and 13,637,148 at December 31, 2005.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp's Quarterly Earnings Conference Call at 9:00 AM EST on

Wednesday, January 31, 2007 by clicking on the webcast link on Bancorp's homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp's investor relations website and telephonically until Wednesday, February 7, 2007 by dialing 888-286-8010, access code 66926772.

About Bancorp

Bancorp, a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank, through Philadelphia Private Bank, its regional community bank division, serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact Andres Viroslav 215-861-7990 andres.viroslav@thebancorp.com

The Bancorp, Inc.
Financial highlights
(unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited) (dollars in thousands except per share data)

Condensed income statement
Net interest income	$11,954	$9,572	$44,273	$32,159
Provision for loan and lease losses	850	500	2,975	2,100
Non-interest income	1,216	1,048	5,038	4,323
Non-interest expense	6,599	6,005	25,505	21,469
Net income from operations	5,721	4,115	20,831	12,913
Prepayment expense for the redemption of trust preferred
subordinated debt	-	-	-	(1,285)
Net income before income tax expense	5,721	4,115	20,831	11,628
Income tax expense	2,528	1,422	8,331	4,181
Net income	3,193	2,693	12,500	7,447
Less preferred stock dividends and accretion	(18)	(20)	(75)	(598)
Income allocated to Series A preferred shareholders	(27)	(26)	(110)	(72)
Less preferred stock conversion dividend	-	-	-	(459)
Net income available to common shareholders	$3,148	$2,647	$12,315	$6,318

Basic earnings per share	$0.23	$0.19	$0.90	$0.49

Diluted earnings per share	$0.22	$0.19	$0.86	$0.48
Weighted average shares - basic	13,706,406	13,586,489	13,673,730	12,805,690
Weighted average shares - diluted	14,398,485	14,072,525	14,310,050	13,199,925

	December 31,	September 30,	June 30,	December 31,
	2006	2006	2006	2005
Condensed balance sheet		(unaudited)
Assets
Federal funds sold	$122,048	$156,222	$118,918	$89,437
Investment securities	115,946	115,477	113,725	103,596
Loans	1,064,819	947,501	842,822	681,582
Allowance for loan and lease losses	(8,400)	(7,583)	(6,751)	(5,513)
Other assets	40,245	41,447	36,645	48,369
Total assets	$ 1,334,658	$1,253,064	$1,105,359	$917,471

Liabilities and shareholders' equity
Transaction accounts	611,286	509,868	$479,687	467,826
Time deposits	457,969	511,600	417,164	264,762
Total deposits	1,069,255	1,021,468	896,851	732,588
Other borrowings	108,145	81,181	64,569	46,908
Other liabilities	8,349	4,990	3,213	3,028
Shareholders' equity	148,909	145,425	140,726	134,947
Total liabilities and shareholders' equity	$ 1,334,658	$1,253,064	$1,105,359	$917,471

	Fourth	Third	Second	Fourth
	quarter	quarter	quarter	quarter
Average condensed balance sheet	average 2006	average 2006	average 2006	average 2005
Assets
Federal funds sold	$ 61,665	$57,148	$ 57,762	$63,742
Investment securities	114,406	113,337	112,885	104,888
Loans	990,788	899,369	803,704	631,554
Allowance for loan and lease losses	(7,915)	(7,022)	(6,359)	(5,268)
Other assets	37,514	34,382	35,614	42,237
Total assets	$ 1,196,458	$1,097,214	$ 1,003,606	$837,153

Liabilities and shareholders' equity
Transaction accounts	$ 500,615	$464,223	$ 474,392	$413,473
Time deposits	497,715	443,585	348,607	259,073
Total deposits	998,330	907,808	822,999	672,546
Other borrowings	42,505	43,765	37,130	28,492
Other liabilities	8,175	4,368	4,972	2,176
Shareholders' equity	147,448	141,273	138,505	133,939
Total liabilities and shareholders' equity	$ 1,196,458	$1,097,214	$ 1,003,606	$837,153

Loan Portfolio
	December 31,	September 30,	June 30,	December 31,
	2006	2006	2006	2005
	Amount	Amount	Amount	Amount

Commercial	$ 199,397	$154,750	$ 136,892	$104,337
Commercial mortgage	327,639	287,719	238,406	205,470
Construction	275,079	245,338	227,842	168,149
Total commercial loans	802,115	687,807	603,140	477,956
Direct financing leases, net	92,947	93,447	92,729	81,162
Residential mortgage	62,413	62,763	67,823	62,378
Consumer loans and others	108,374	104,174	79,867	60,972
	1,065,849	948,191	843,559	682,468
Unamortized fees	(1,030)	(690)	(737)	(886)
Total loans, net of unamortized fees and costs	$ 1,064,819	$947,501	$ 842,822	$681,582

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Selected operating ratios
Return on average assets	1.07%	1.29%	1.19%	1.02%
Return on average equity	8.66%	8.05%	8.89%	5.69%
Net interest margin	4.09%	4.75%	4.32%	4.57%
Efficiency ratio	50.11%	56.48%	51.72%	62.47%
Book value per share	$ 10.76	$9.80	$ 10.76	$9.80

	As of or for the period ended
	December 31,
Asset quality ratios	2006	2005
Nonperforming loans to total loans	0.06%	0.08%
Nonperforming assets to total assets	0.05%	0.06%
Allowance for loan and lease losses to total loans	0.79%	0.81%
Nonaccrual loans	$-	$-
Loans 90 days past due still accruing interest	$668	$538